Exhibit 23.4
CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
      We hereby consent to the inclusion of our opinion letter dated November 14, 2004 to the Board of Directors of Agis Industries (1983) Ltd. as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger involving Agis Industries (1983) Ltd. and Perrigo Company, and in a prospectus to be published in the state of Israel (the “Prospectus”) and to the references to such opinion and our name in such Proxy Statement/Prospectus and the Prospectus under the captions “SUMMARY — Opinion of Merrill Lynch & Co.;” “THE MERGER — Background of the Merger;” “THE MERGER — Recommendation of the Board of Directors and the Audit Committee of Agis; Agis’ Reasons for the Merger;” and “THE MERGER — Opinion of Merrill Lynch & Co.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission or under the Israeli Securities Act, 1968, as amended, and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder or Section 32 of the Israeli Securities Act, 1968.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

/s/ Merrill Lynch, Pierce, Fenner &
Smith Incorporated

New York, New York
February 11, 2005